Exhibit 99.1

Strategic Storage Trust VI, Inc. Opens New Class A Self-Storage Facility in Greater Montréal

LADERA RANCH, Calif. – June 2, 2025 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), in partnership with SmartCentres (TSX: SRU. UN), is pleased to announce the opening of a newly constructed self-storage facility in Dorval, Québec, a suburb of Montréal.

The facility is located at 2990 Boulevard Sunnybrooke, in proximity to the Trans-Canada Highway, providing visibility to approximately 120,000 vehicles daily. Built on approximately 2.22 acres, the five-story building offers approximately 112,000 net rentable square feet and approximately 1,250 climate-controlled units. It’s designed for easy access and efficiency, with three elevators serving the building.

This new site is well situated to serve the nearby communities of Pointe-Claire, Kirkland, Dollard-Des Ormeaux, Pierrefonds-Roxboro, and Beaconsfield. It marks SST VI’s first location in Quebec and strengthens the trust’s presence in Canada.

“The launch of our first location in Québec represents a pivotal step in our long-term growth strategy,” said H. Michael Schwartz, Chairman and CEO of SST VI. “This new facility gives us a strong foothold in a dynamic market. It’s a long-term investment in a region that aligns well with our strategy, and we look forward to serving the community with the high standards our customers expect.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a public non-traded REIT that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of June 2, 2025, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking); 11 properties with approximately 10,205 units and 1,067,715 rentable square feet (including parking) in Canada, joint venture interests in four operational and one development property in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of approximately 590 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of June 2, 2025, SmartStop has an owned or managed portfolio of 222 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 158,900 units and 17.9 million rentable square feet. SmartStop and its affiliates own or manage 42 operating self-storage properties in Canada, which total approximately 35,700 units and 3.6 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com